Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the use in this Registration Statement on Form S-1, of our report dated March 24, 2006 with respect to our audits of the financial statements of General Steel Holdings, Inc. and subsidiaries at December 31, 2005 and 2004, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005, and to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ Moore Stephens Wurth Frazer and Torbet, LLP


Walnut, California
May 3, 2006